EXHIBIT 10.11

     [*Confidential treatment has been requested as to certain portions of this document. Such portions, which have been omitted herein and replaced with asterisks, have been filed separately with the Securities and Exchange Commission.]

                       SUPPLY AND DISTRIBUTION AGREEMENT

     This Supply and Distribution Agreement ("Agreement"), entered into as of this 2nd day of October, 1997 by and between NexMed International Limited, a British Virgin Islands corporation, with a principal place of business at Room 2208, Windsor House, 311 Gloucester Road, Causeway Bay, Hong Kong ("NexMed") and Finadiet, S.A.C.I.F.I., a company organized under the laws of Argentina with a principal place of business at Hipolito Yrigoyen 3771, Buenos Aires, Argentina. ("Finadiet").

     WHEREAS, NexMed is a medical and pharmaceutical technology company with a focus on the development and commercialization of, among other things, topical treatment products based on a penetration enhancement technology; and

     WHEREAS, NexMed has developed and is the proprietary owner of the NexMed Know-How (as defined below) relating to a product containing alprostadil and other ingredients which enhance performance and absorption of alprostadil (the "Product"), and is the owner of the rights to manufacture and sell the Product; and

     WHEREAS, Finadiet desires to use, market, distribute and sell the Product in Argentina and Uruguay.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Finadiet and NexMed agree as follows:

                                I.  DEFINITIONS
                                    -----------

     1.01  "Affiliate" shall mean, with respect to either party, any individual
            ---------
or any legally-distinct corporation, firm or other form of business organization, which directly or indirectly owns, controls, is controlled by, or is under common control with, a party hereto. An entity shall be regarded as being in control of another entity if the former entity has the direct or indirect power to order or cause the direction of the policies of the other entity, whether through ownership of thirty percent (30%) or more of the outstanding voting securities of that entity, through other dominant equity ownership, or by contract, statute, regulation, or otherwise.

     1.02  "Agreement Year" shall mean the twelve month period ending on an
            --------------
anniversary of the date six months after the date of this Agreement.

     1.03  "Application for Approval" shall mean all submissions related to
            ------------------------
investigational use of the Product (such as an Investigational New Drug Application filed with the FDA or the equivalent filing with a Regulatory Authority in the Territories) and all submissions related to marketing approval (such as a New Drug Application filed with the FDA or equivalent filing) which will be provided by NexMed to Finadiet with such information, in the sole discretion of NexMed, is believed to be necessary in connection with the use, sale or distribution of the Product.

     1.04  "Combination Product" shall have the meaning set forth in Section
            -------------------
3.03 hereof.

     1.05  "Dollars" means lawful currency of the United States of America.
            -------

     1.06  "Exclusive" shall mean that NexMed shall have no further right to
            ---------
sell or distribute the Product in the Territories.

     1.07  "FDA" shall mean the United States Food and Drug Administration or
            ---
any successor Regulatory Authority in the United States.

     1.08  "Know-How"  shall mean any and all technical data, drawings,
            --------
documentation, and other information, including information disclosed in an issued patent or patent application. Know-How relating to the development and commercialization of therapeutic products based on proprietary delivery systems including topical treatment products based on a penetration enhancement technology which may enable the active drug/ingredient to be better absorbed through the skin, which is owned by NexMed as of the date hereof or is independently generated, acquired or licensed, with the right to sublicense, by NexMed during the term of this Agreement is referred to herein as "NexMed Know-How."

     1.09  "NexMed's Warehouse" shall mean a facility to be chosen by
            ------------------
NexMed, in its sole discretion, located within ten (10) miles of Toronto, Canada.

     1.10  "Person" shall mean any individual, estate, trust, partnership, joint
            ------
venture, association, firm, corporation, company, or other legal entity.

     1.11  "Product" shall mean the pharmaceutical formulation containing
            -------
alprostadil, either now known or hereafter developed which utilizes or incorporates NexMed Know-How, which is intended and promoted for treatment of male erectile dysfunction in humans and which is supplied by NexMed pursuant to this Agreement, and shall include Spanish language instructions as to the use of the Product, final labeling and packaging as will be sent to retail sales outlets.

     1.12  "Proprietary Information" shall have the meaning set forth in Section
            -----------------------
2.02(a) hereof.

     1.13  "Regulatory Authority" shall mean the agency, if any, of the national
            --------------------
government within the Territories with which the Product must be registered or by which the Product must be approved prior to use or sale in the Territories.

     1.14  "Territories" shall mean Argentina and Uruguay.
            -----------

              II.  CLINICAL TRIALS AND REGULATORY APPROVALS
                   ----------------------------------------

     2.01  Funding of Regulatory Approvals.
           -------------------------------

          (a) Upon determination by NexMed that sufficient data has been compiled to permit filing of Applications for Approval for the Product in the Territories, Finadiet shall promptly prepare and file such Application for Approval with the Regulatory Authority in the Territories, at the sole cost of Finadiet. Each Application for Approval filed by Finadiet shall be filed in the name of Finadiet. Finadiet shall supply to NexMed for approval, not less than 30 days prior to filing, copies and an English language translation of every Application for Approval to be filed and each document submitted in connection therewith. Finadiet shall also provide evidence of filing within 30 days thereafter, and Finadiet will keep NexMed informed regarding the status of each such Application for Approval. NexMed shall wherever practical be given notice of, and a right to participate in, all meetings and discussions with Regulatory Authorities. NexMed shall have sole ownership wherever practical of all submissions regardless of the particular name in which the submissions are made. In the event this Agreement terminates for whatever reason (other than because of the breach by NexMed) or expires prior to the marketing of the Product, Finadiet shall assign or otherwise cooperate in transferring to NexMed Finadiet's rights under any Applications for Approval filed by it or any approval granted pursuant thereto and NexMed shall have the right to take over all of the contracts relating to (and the results of) all then existing animal studies and all clinical trials.

          (b) NexMed shall be given a permanent and irrevocable right of reference to all regulatory submissions filed with any Regulatory Authority by Finadiet or under its auspices and Finadiet shall (where required to be effective) notify said Regulatory Authorities of such right.

          (c) NexMed shall have the right to utilize all submissions to any Regulatory Authority made by Finadiet and the information contained therein for any purpose whatsoever.

     2.02  Availability of Information.  Subject always to the obligations set
           ---------------------------
forth in Article IV herein to maintain such information confidential, so long as this Agreement remains in effect,

          (a) all Know-How and all other information and materials related to the sale or use of a Product ("Proprietary Information") shall be furnished by NexMed, as NexMed deems appropriate to Finadiet, and significant technical and other data and submissions shall be furnished in the English language; and

          (b) all Proprietary Information shall be owned by NexMed or assigned by Finadiet to NexMed including, but not limited to, any Know-How gained in connection with animal or human studies and clinical trials.

     2.03  Diligent Efforts.  Upon filing of any Application for Approval with
           ----------------
any Regulatory Authority to use or sell the Product in the Territories, Finadiet shall use diligent, good faith, commercially reasonable efforts (including, where appropriate, conducting, or causing to be conducted, clinical trials) to obtain regulatory approvals and, once obtained, to commercially exploit the Product.


                         III.   TRADEMARKS, COPYRIGHTS
                                ----------------------

     3.01 Trademarks.  "Trademarks" shall mean those trademarks of each party
          ----------
respectively identified in Schedule 3.01 attached hereto, and also any trade
                           -------------
dress of the parties' respective products and services and all of a party's rights in the Trademarks including, without limitation, common law rights, and registrations and applications for registration of any such Trademarks in any state, federal or other jurisdiction. Simultaneously with the execution of this Agreement, Finadiet shall assign all of its interest in the trademark "Bifort" to NexMed.

     3.02 Rights in Intellectual Property.  Except as otherwise expressly agreed
          -------------------------------
by the parties, any trade secrets, Know-How, designs, Trademarks and copyrights provided by NexMed that are used in connection with the use or sale of the Product are and shall be the property of NexMed. Finadiet agrees that no Product using any trade secrets, Know-How or designs of NexMed or bearing any tradename, Trademark or copyright of NexMed will be offered or sold to any person or entity other than Finadiet for use, distribution or sale in the Territories, unless authorized in advance by NexMed in writing. Upon termination of this Agreement, Finadiet shall return and/or assign any interest in all assets, documents or lists belonging to NexMed, including but not limited to trade secrets, designs, Know-How, copyrights, trademarks or other proprietary rights, samples, patents, art or similar items provided by NexMed that are utilized by Finadiet to use or sell the Product. This provision shall remain in effect and shall survive the termination of this Agreement.

     3.03 Assertion of Interest. Finadiet will not at any time during or after
          ---------------------
the term of this Agreement assert or claim any interest in any assets of NexMed or do anything that may adversely affect the validity or enforceability of any Trademark, copyright, patent or other proprietary right owned or licensed to NexMed, including, without limitation, any act or omission which may infringe or lead to the infringement of any Trademark, copyright or patent owned or licensed by NexMed.

     3.04 Trademark License.
          -----------------

          (a) NexMed agrees to grant to Finadiet an Exclusive royalty free license to use its Trademarks only as set forth herein.

          (b) Finadiet shall deliver written notice (an "Advertising Notice") to NexMed, together with a sample of the intended use for prior approval by NexMed. Finadiet agrees to use the Trademarks of NexMed only in the form and manner and with appropriate legends as prescribed from time to time thereby, and shall not use any other trademark or service mark in combination with any Trademark of NexMed without prior written approval therefrom. In any written materials, such as the packaging, advertising materials, catalogs, brochures, and the like associated with the Product which use a Trademark of NexMed, the following notice shall appear at least once in each such documents: "Licensed Trademark of NexMed International Limited", in addition to the "(R)" or "(TM)" symbol displayed adjacent to the Trademark.

     3.05 Limit of Rights.  Except as otherwise specifically set forth herein in
          ---------------
Section 3.04(a), Finadiet shall have no license, right, title or interest in and to the Trademarks, copyrights, patents or other intellectual property of NexMed.

     3.06 Obligation to Protect. Finadiet agrees to use reasonable efforts to
          ---------------------
protect the proprietary rights of NexMed and to cooperate without charge in efforts to protect these proprietary rights. Finadiet shall notify NexMed in writing of any infringements or third party imitations of any of NexMed's trademarks of which a party becomes aware.

     3.07 Obligation to Assign.  If Finadiet shall acquire by act, by deed, or
          --------------------
by operation of law any rights in the Trademarks of NexMed, Finadiet shall notify NexMed and immediately assign such rights to NexMed, together with any goodwill that may have inured to the benefit of Finadiet. Finadiet shall not permit any other person to use any of the Trademarks of NexMed without NexMed's prior written consent.

     3.08 Protection of Reputation and Approval Rights.
          --------------------------------------------

          (a) NexMed's image and reputation are of great value and it is of utmost importance that such image and reputation be maintained and enhanced. Finadiet covenants, represents and warrants to NexMed that Finadiet has not committed and will not during the term of this Agreement commit any act or become involved in any situation or occurrence which will bring it into public disrepute, contempt, scandal or ridicule or which injure, diminish or otherwise reflect unfavorably on the reputation of NexMed. Finadiet shall not use (nor permit its affiliates to use) the Product or any advertising or promotion materials relating to the Product in any manner which will bring NexMed into public disrepute, contempt, scandal or ridicule and Finadiet shall not take (nor permit its affiliates to take) any action which it knows or has reason to know would threaten to injure or diminish NexMed's image or reputation. Finadiet shall at all times act with good taste and judgment in utilizing the Products, shall portray and depict NexMed in a positive and enhancing manner; and shall ensure that the Product and all advertising or promotion materials relating to the Product will not, without the prior consent of NexMed, be utilized by Finadiet to endorse or promote any other product, matter or thing whatsoever.

          (b) NexMed shall have the right of prior approval of the final form and use of all advertising or promotion materials relating to the Product. Finadiet shall not utilize, disseminate or distribute any form of advertising or other promotional materials relating to the Product unless such advertising or promotional materials are first submitted (at Finadiet's expense) to and approved in writing by NexMed. Finadiet shall submit to NexMed for NexMed's written approval, at Finadiet's expense, any other material prepared by or for Finadiet which contains a reference to NexMed, the Product or Bifort. Finadiet will timely furnish such adequate number of samples as NexMed reasonably requests for approval purposes.

          (c) All submissions required under this Section 3.08 must allow NexMed not less than fifteen (15) days to approve, comment upon, or express its disapproval thereof. Failure to give written disapproval of any submission shall be deemed approval thereof. The provision for indemnity under Article VIII hereof shall not be waived by any approval by NexMed.

          (d) Finadiet hereby acknowledges and agrees that each Product and all advertising and promotional materials shall in each case conform in all respects to the samples thereof approved in writing by NexMed and that Finadiet shall not distribute, package or sell any additional Products unless such Product and its packaging is first approved in writing by NexMed.

          (e) Finadiet further acknowledges that the Product is of a special and extraordinary character and nature, giving it and NexMed a peculiar value, the loss of which or injury to which cannot be reasonably fully compensated for in damages. Therefore, in the event of a breach of this Agreement by Finadiet, NexMed shall be entitled to apply for an injunction or such other equitable relief as may be appropriate in respect of such breach, in addition to any other rights or remedies that it may have under this Agreement or otherwise.


                              IV.  CONFIDENTIALITY
                                   ---------------

     4.01  Information Sharing; Confidentiality.
           ------------------------------------

          (a) During the term of this Agreement, each party shall promptly furnish (and shall cause its Affiliates and/or sublicensees, if any, promptly to furnish) to the other any information concerning safety or utility of the Product, including adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of the Product, whether or not such party is required to report such events to regulatory authorities and whether or not such event is determined to be attributable to the Product.

          (b) Finadiet recognizes that the Proprietary Information constitutes highly valuable, proprietary, confidential information. Finadiet agrees that during the term of this Agreement and thereafter it will keep confidential, and will cause its Affiliates, officers, employees, consultants and agents to keep confidential, all Proprietary Information. Finadiet shall not disclose, or permit any of its Affiliates, officers, employees, consultants and agents to disclose, Proprietary Information to any other Person nor use the same for any purpose except as set forth in this Section 4.01 or as otherwise expressly permitted in this Agreement or in a separate written agreement with NexMed or as reasonably required in good faith for the registration and commercialization of the Product.

          (c) Finadiet agrees that any dissemination of Proprietary Information to any of its Affiliates or to any officer, employee, consultant or agent of it or any of its Affiliates shall be made only if necessary to carry out the purposes set forth herein and shall be limited to the maximum extent possible consistent with such purposes. Finadiet shall take such action, and each will cause its Affiliates, officers, employees, consultants and agents to take such action, to preserve the confidentiality of the Proprietary Information as it would customarily take in order to preserve the confidentiality of other valuable proprietary information owned by it, including advising all such Persons of the confidentiality obligations set forth herein.

          (d) The restrictions contained in paragraphs (b) and (c) of this
Section 4.01 shall not apply to any Proprietary Information that:

              (i) is, at the time of its disclosure to Finadiet, generally available to the public or otherwise part of the public domain or, as evidenced by written records of Finadiet, is otherwise previously known to Finadiet;

             (ii) becomes generally available to the public or otherwise part of the public domain after its disclosure to Finadiet through no act or omission of Finadiet or any other person owing an obligation of confidentiality to either party hereto; or

             (iii) is required to be disclosed by any court or governmental agency having proper jurisdiction, provided that NexMed is first given an adequate opportunity to seek a protective order or similar limits on further disclosure.

     4.02  Publicity.  Finadiet shall not make any disclosure regarding the
           ---------
existence of this Agreement nor the research hereunder except with the prior consent of NexMed to the text of the proposed disclosure unless the failure to make such disclosure would (in the opinion of counsel to Finadiet) place Finadiet in violation of applicable law, in which case prior notice of such disclosure shall be given to NexMed to the extent reasonably possible.

     4.03  Publication.  The parties recognize the traditional right of all
           -----------
scientists to publish and present promptly the results of their research. Notwithstanding anything to the contrary contained in this Article IV, the results obtained in the course of the any clinical trials program may be submitted for publication by Finadiet, but only following notice to and approval by NexMed in its sole discretion. Finadiet shall not publish information without first providing NexMed with at least thirty (30) days prior notice of all results and information intended to be published. NexMed shall act as expeditiously as practicable following such notice, and shall notify Finadiet promptly of its determination. If NexMed does not approve such publication, such results and information shall continue to be subject to the other provisions of this Article IV.

                 V.  PURCHASES, PRICES, DELIVERIES AND PAYMENT
                 ---------------------------------------------

     5.01  Purchases.  Subject to the terms and conditions of this Agreement,
           ----------
NexMed shall manufacture and Finadiet shall purchase the Products, in packaging of 250 milligram units (each a "Unit"), each Unit containing the cream or gel formulation containing alprostadil in a strength selected by NexMed in a net weight of not less than 250 milligrams, which Finadiet shall from time to time order in accordance with the provisions set forth herein. To order Products, Finadiet shall complete and deliver a purchase order (each, a "Purchase Order"), a form of which shall be attached hereto as Exhibit A, to NexMed. Subject to the terms and conditions of this Agreement,
---------
NexMed shall manufacturer and supply, and Finadiet shall purchase, all of the Products ordered by Finadiet pursuant to a bona fide Purchase Order delivered by Finadiet to NexMed. All Products ordered from NexMed, shall be subject to the terms and conditions of this Agreement.

     5.02  Product Prices. Finadiet shall pay to NexMed US$***** for each Unit
           --------------
purchased under this Agreement. The price for the Unit is expressed in United States Dollars, F.O.B. NexMed's Warehouse.

     5.03 Risk of Loss.  All risk of loss of or damage to the Products will pass
          ------------
to Finadiet, or to such financing institution or other party or parties as may have been designated to NexMed by Finadiet, upon delivery by NexMed to Finadiet's carriers, freight forwarders or agent performing similar functions at NexMed's Warehouse.

     5.04  Partial Delivery. Unless otherwise specified in any Purchase Order,
           ----------------
at any time prior to the agreed upon delivery date specified in the Purchase Order, NexMed may make partial deliveries on account of such Purchase Order, to be separately invoiced and paid for upon delivery. Partial deliveries made pursuant to this Section 5.04 shall be deemed purchases counted toward the minimum annual purchase requirements of Section 6.02(d).

          5.05  Transportation.  NexMed shall deliver the Products in suitable
                --------------
packaging materials and containers and shall issue, in cooperation with Finadiet or as specified in the applicable Purchase Order, appropriate instructions to the carriers to prevent damage to the Products during transportation.

          5.06  Additional Units and Credit for Marketing Expenses.  (i) NexMed
                --------------------------------------------------
will supply Finadiet with a number of Units for sampling purposes equal to ****** percent (**%) of the number of Units purchased for delivery during the twelve month period following regulatory approval applied for pursuant to
Article II (the "Approval Date"), ************* (the "Additional Units"). A mutually agreed upon number of Additional Units, not to exceed ***** Additional Units shall be advanced by NexMed to Finadiet after the Approval Date and the proper amount will be reconciled at the end of such twelve month period and credited or debited accordingly. (ii) NexMed will credit the account of Finadiet with a credit of US$**** after receipt of payment for ************* Units purchased pursuant to this Agreement, for marketing expenses incurred or to be incurred in the future by Finadiet (the "Marketing Credit"). The parties acknowledge and agree that the Marketing Credit shall be made only on the books of NexMed, to be applied against future orders of the Product by Finadiet and, except as set forth in this Section 5.06(ii), shall not be a liability or obligation owing to Finadiet by NexMed.

     5.07  Sales Limited to Territories.  Finadiet agrees not to sell or
           ----------------------------
distribute the Products outside the Territories, nor to any third party who Finadiet has reason to believe will, directly or indirectly, sell or ship the Products outside the Territories. Finadiet shall furnish NexMed promptly upon NexMed's request, information as to Finadiet's customers, in such detail as NexMed may request, and in the event NexMed determines that any of such customers are selling or distributing any Products outside the Territories, NexMed may require that Finadiet terminate any further sales to such customer and Finadiet shall promptly terminate any further sales. Finadiet shall cooperate with NexMed in all reasonable manner as may be requested by NexMed in order to prevent sales from occurring outside the Territories.

     5.08  Payment. (a) In order to pay for all the Products purchased by
           -------
Finadiet hereunder, Finadiet shall open in favor of NexMed an irrevocable letter of credit, for the amount of United States Dollars for Products purchased pursuant to the applicable Purchase Order. Such letter of credit must be approved by NexMed both on its form and substance, must be issued by a United States of America commercial bank with offices in the Territories, approved by NexMed, for presentation at ___________ Bank ______________ Branch, _________________, or at any other bank approved by NexMed, and must remain open for a period of not less than sixty (60) days from the Shipment Date, or at the sole option of Finadiet, up to a period of one hundred eighty (180) days from the Shipment Date. Finadiet shall periodically adjust the amount of the letter of credit, so that it will always cover the value of outstanding Purchase Orders to NexMed. Finadiet shall bear all bank's costs, taxes, commissions and any other expenses related to the maintenance of the letter of credit. In the event that Finadiet chooses to have the letter of credit remain open for a period longer than sixty (60) days from the Shipment Date, amounts due under the relevant Purchase Order shall accrue interest over the balance due from the date sixty (60) days after the Shipment Date until NexMed effectively receives payment hereunder from the letter of credit, such interest accruing at an annual rate equal to the prime rate which is publicly announced by Chase Manhattan Bank, New York, New York, U.S.A., plus two (2) percent. For purposes of this Agreement, the Shipment Date shall mean the date of delivery by NexMed to Finadiet's carriers, freight forwarders or agent performing similar functions at NexMed's Warehouse.

           (b) Notwithstanding Section 5.08(a), payment for the first *************** United States Dollars (US$********) worth of Units shall be made in immediately available United States Dollars upon delivery of the Purchase Order. Thereafter, purchases from NexMed by Finadiet shall be against irrevocable letters of credit, payable according to the terms set forth herein.

     5.09  Currency.  (i)  Although Finadiet intends to sell the Products
           --------
in Pesos or in any other Argentine currency that may be effective in the future (hereinafter referred to as the "Argentine Currency"), all payments due hereof shall be made in freely available United States Dollars.

                           VI.  TERM AND TERMINATION
                                --------------------

     6.01  Term. The term of this Agreement shall commence on the date hereof
           ----
and shall continue until the completion of sixty-six (66) months from the date hereof, unless terminated in accordance with the subsequent paragraphs of this
Article VI. Thereafter, this Agreement will automatically renew for one (1) additional five (5) year period if Finadiet meets its minimum purchase requirement of *********************** Units over the periods indicated in Section 6.02(d) hereof during the initial five year term of this Agreement.

     6.02  Events of Termination.  If any of the following events shall occur
           ---------------------
and be continuing, such event shall constitute an event of termination ("Event of Termination"):

          (a) If any representation or warranty by a party hereto contained in this Agreement shall prove to have been incorrect in any material respect when made or deemed made.

          (b) If a party shall fail to pay any amount when due hereunder or shall otherwise default in any material respect in the performance or observance of any term, covenant or provision contained in this Agreement or any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such other default shall remain unremedied for 30 days after written notice thereof to the defaulting party from any other party with a copy to the other party. The foregoing notwithstanding, no such other default shall constitute an Event of Termination until 60 days after such notice, if the defaulting party shall undertake throughout such 60-day period a reasonably diligent effort to remedy such failure; provided, however that if by its nature
                                        --------  -------
such failure cannot be cured, such failure shall constitute an Event of Termination immediately upon occurrence.

          (c) If this Agreement shall, at any time hereafter and for any reason, cease to be in full force and effect, or shall be declared null and void, or the validity or enforceability of this Agreement shall be successfully contested by a party hereto or successfully contested by any other Person.

          (d) If Finadiet fails to meet the following minimum annual purchase requirements:

                       (i) Agreement Years 1, 2 and 3 (three year cumulative total): ******* Units
                       (ii) Agreement Year 4: ******* Units

          (e) At the sole option of NexMed, if approval of the Product for use in Argentina is not granted by the Regulatory Authority or such other governmental agency performing similar functions as the FDA within nine (9) months from the date of this Agreement.

          (f) At the sole option of NexMed, if approval of the Product for use in Uruguay is not granted by the Regulatory Authority or such other governmental agency performing similar functions as the FDA within twelve (12) months from the date of this Agreement.

          (g) Because each party acknowledges that the services to be rendered by the other are personal in nature, inasmuch as the respective capabilities of the parties hereto are uniquely valuable, and that the determination to enter into this Agreement was based upon the unique ability of the other party to fulfill its respective obligations hereunder, if

              (i) such party shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization in bankruptcy or the equivalent, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

              (ii) there shall have been filed any such petition or application against such party, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of 30 days or more; or

              (iii) such party by any act or knowing failure to act shall indicate its consent to, approval of or acquiescence in, any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more; or

              (iv) at the sole option of NexMed, upon the occurrence of any event following which Mr. Saul Breitman or any of Mr. Breitman's immediate family members including, but not limited to, any of Mr. Breitman's children, sons-in-law and grandchildren, no longer continue to serve as principal executive manager of Finadiet or are no longer actively responsible for the day to day operations of Finadiet; or

              (v) subject to Section 6.02 (g)(iv) and Section 9.08 herein, at the sole option of NexMed and upon six (6) months prior written notice to Finadiet, upon the occurrence of any consolidation or merger of Finadiet into or with any other corporation, person or entity, or the sale of all or substantially all of the assets of Finadiet to another corporation, person or entity, or if there shall be a change in ownership of more than thirty percent (30%) of the outstanding stock or ownership shares of Finadiet, or the ultimate beneficial ownership thereof.

     6.03  Termination.
           -----------

          (a) Upon the occurrence of any Event of Termination set forth in
Section 6.02, the party not responsible for such Event of Termination shall have the following rights: (i) if the responsible party is NexMed, Finadiet may, by written notice to NexMed, relinquish its rights and terminate its future obligations under this Agreement; (ii) if the responsible party is Finadiet, NexMed may, by written notice to Finadiet terminate Finadiet's rights under this Agreement.

          (b) No termination or expiration of this Agreement shall affect any obligation of any party which arose prior to the effective date of such termination with respect to monies owed or to confidential information. The right of any party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of or failure to take action with respect to any previous default.

     6.04  Finadiet Failure to Market.  NexMed shall have the unilateral right
           --------------------------
to terminate this Agreement, and to obtain transfers to it of all rights of Finadiet to any contracts for investigational or clinical trial work, results of any such work, Applications for Approval and regulatory approvals if the Regulatory Authority in the Territories has granted marketing approval but either (A) no detailed marketing plan (including estimated market size, projected sales and projected advertising and promotion budgets) for such Territories has been prepared and delivered to NexMed within six (6) months, or
(B) Finadiet has not commenced implementation of such marketing plan in the Territories within twelve (12) months; provided, however, that any such
                                       --------  -------
termination under this clause (a) shall only be effective thirty (30) days after notice to Finadiet thereof.

     6.05  Effects of Termination or Expiration.
           ------------------------------------

          (a) Upon termination of this Agreement by NexMed for breach by Finadiet,

               (i) Finadiet shall immediately cease to have any right to sell, exploit or in any way deal with or in the Product or to use any NexMed Know-How or Proprietary Information or to use any trademarks or names associated with the Product and all payments theretofore accrued shall become due and payable immediately to NexMed and such termination shall be without prejudice to any rights which NexMed may otherwise have against Finadiet.

               (ii) Finadiet shall deliver to NexMed, as soon as practicable and within thirty (30) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no notice is required, a report indicating the quantity and description of Product on hand or on order (the "Stock"), as of the date of expiration or termination. NexMed shall have the right to conduct a physical inventory of Finadiet's premises to ascertain or verify such final report. In the event Finadiet refuses to permit NexMed to conduct such physical inventory, NexMed shall retain all legal and equitable rights that it may have in the Stock. NexMed shall have the option to purchase the Products held by Finadiet in its inventory or a portion thereof, said option to be exercised by serving written notice upon Finadiet within thirty (30) days of the receipt of the aforementioned list of Stock. Upon receipt by Finadiet of notice of the exercising by NexMed of said option, Finadiet shall forthwith forward to NexMed or to a place designated by NexMed at Finadiet's expense said Stock or a portion thereof, as the case may be, and upon the receipt of same NexMed agrees to pay to Finadiet the cost of such materials as are at the time of delivery of good quality and in currently usable condition and saleable to the trade. By "cost" is meant the actual landed cost of the goods to Finadiet. NexMed shall have title to all of said materials including materials which are not in currently usable condition and saleable to the trade and for which NexMed is not required to and shall not make payment. Any payment made by NexMed shall be reduced by amounts that Finadiet owes NexMed for purchase of Products and every other transaction.

               (iii) All rights granted to Finadiet hereunder shall forthwith revert to NexMed, and all rights granted by Finadiet shall forthwith terminate. NexMed shall be free to sell itself, or license or sell to others in connection with the sale and distribution of the Product in the Territories, and Finadiet shall refrain from further use, sale or distribution of the Product or any product derived from the Product. Finadiet acknowledges that its (or its Affiliate's) failure (except as otherwise provided herein) to cease the use, sale or distribution of the articles covered by this Agreement or any class or category thereof at the termination of this Agreement will result in immediate and irremediable damage to NexMed and to the rights of any subsequent licensee. Finadiet acknowledges and admits that its sole remedy hereunder is to terminate this Agreement.

               (iv) Finadiet shall forthwith deliver to NexMed (and shall cause each sublicensee to deliver) all reports, memoranda, drawings, data, flow sheets and other documents and all copies thereof theretofore furnished by NexMed to Finadiet or which contain or describe any Proprietary Information and shall take all actions necessary to assign or cause to be assigned to NexMed all of Finadiet's rights with respect to all contracts for work, results, filings, Applications for Approval made by it or on its behalf with and approvals granted by any Regulatory Authority.

          (b) In the event that NexMed does not exercise the option set forth in
Section 6.05(a)(ii) hereinabove or exercises such option only with respect to a portion of the Stock, Finadiet shall be permitted to sell all Stock not purchased by NexMed until the Final Sales Deadline, after which the Stock must be discarded. The "Final Sales Deadline" shall mean the term of one hundred and twenty (120) days counted as from the date of expiration or termination of this Agreement.

          (c) In the event of a wrongful termination by NexMed or breach by NexMed of a material obligation to Finadiet under this Agreement, Finadiet shall have the right to recover damages directly and proximately caused by such wrongful termination or breach.

          (d) The confidentiality provisions of Section 4.01 shall survive any termination of this Agreement.


                      VII.  INDEMNIFICATION AND INSURANCE
                            -----------------------------

     7.01  Indemnification.  (a) For purposes of this Section 7.01(a),
           ---------------
"Indemnified Parties" refers to NexMed, its officers, directors, employees and agents.

          (i) Finadiet, as indemnitor, on behalf of itself and its officers, directors, employees, agents and representatives (including its sublicensees and distributors, and contractors undertaking work in the Clinical Trials Program, if any,) shall indemnify and hold harmless the Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal procedures, claim or demand of whatever kind or character based upon (i) a claim or occurrence arising from the Clinical Trials Program, if any, or the sale of the Product; or (ii) any breach of any representation, warranty or agreement made by Finadiet hereunder.

          (ii) Anything to the contrary in this Article VII notwithstanding, Finadiet shall not be obligated to indemnify an Indemnified Party for acts of negligence or willful misconduct or for any violation of any warranty, representation or agreement made by such Indemnified Party, hereunder.

          (iii) Finadiet shall instruct its insurance carriers to provide notice to NexMed of any prior intent to terminate coverage by such carrier.

     (b) For purposes of this Section 7.01(b), "Indemnified Parties" refers to Finadiet, its officers, directors, employees and agents.

          (i) NexMed, as indemnitor, on behalf of itself and its officers, directors, employees, agents and representatives shall indemnify and hold harmless the Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal procedures, claim or demand of whatever kind or character based upon (i) a claim or occurrence arising from the manufacture of the Product; or (ii) any breach of any representation, warranty or agreement made by NexMed hereunder.

          (ii) Anything to the contrary in this Article VII notwithstanding, NexMed shall not be obligated to indemnify an Indemnified Party for acts of negligence or willful misconduct or for any violation of any warranty, representation or agreement made by such Indemnified Party, hereunder.

     7.02  Scope of Indemnification.
           ------------------------

          (a) The agreement to indemnify and hold harmless from liability set forth herein shall include, without limitation, all damages of every kind, reasonable attorney fees, all costs and expenses which may be levied against and out-of-pocket costs incurred by the Indemnified Parties in connection with any suit, action, legal proceeding, claim or demand.

          (b) Compliance by Finadiet with Section 7.03 of this Agreement shall not relieve Finadiet from liability under this indemnity provision.

          (c) Both Finadiet and NexMed acknowledge and hereby agree that the obligations set forth in this Section 7.02 shall survive the termination or expiration of this Agreement for a period of eight years.

          (d) The Indemnified Parties will cooperate with the indemnitor, at the expense of the indemnitor, in the defense of any suit.

     7.03  Insurance.  Within ten (10) business days after the Approval Date,
           ---------
Finadiet hereby agrees to contract at its expense with one or more of the following insurance companies in the

Territories: (a) La Buenos Aires Compania Argentina de Seguros S.A., (b) Zurich Iguazu Compania de Seguros S.A., (c) Federacion Patronal Cooperative de Seguros,
(d) Mapfre Aconcaqua Compania de Seguros S.A. and/or (e) La Meridional Compania Argentina de Seguros S.A., an indemnity insurance with wide coverage, including distribution liability and product liability resulting from any action or default of Finadiet or of any agent, contractor or customer of Finadiet in connection with the distribution and sale of the Products, for the amount of Five Hundred Thousand United States Dollars (US$500,000), which shall be equal to or greater than the extent of such insurance which Finadiet maintains with respect to any product or compound it sells. Such insurance shall also cover all those other risks that NexMed considers reasonable to cover for all of Finadiet's activities, including handling and storage of the Products. Within forty-five (45) days following the date of this Agreement, Finadiet shall contract such insurance, including NexMed as an "additional insured" and shall submit to NexMed all necessary certificates to evidence such circumstance and the validity of such insurance, as well as all the pertinent information on the limitations of the policy, the territories included and the coverages for contractual liability. Finadiet further agrees to obtain an annex to said policy pursuant to which, in the event that said policy is canceled or is not renewed or in the event that a change in the terms of the policy takes place, the insurance company will be obliged to forthwith notify NexMed in writing, at least thirty (30) days prior to the date of cancellation, lack of renewal or change of terms or insurance company.


             VIII.  WARRANTIES, COVENANTS AND LIMITATIONS ON RIGHTS
                    -----------------------------------------------

     8.01   Warranties.  Each of the parties hereto hereby represents and
            -----------
warrants to the other party that, as of the date hereof: (a) such party has all the requisite resources, power and authority to execute, deliver and perform this Agreement; (b) the terms of this Agreement are not inconsistent with any other contractual and/or legal obligations such party may have, or with such party's policies or the policies of any entity with which such party is associated; (c) such party has not engaged and shall not engage in any act inconsistent with this Agreement, particularly that would allow any third party, including any government or government agency, to acquire, own or possess any right or interest inconsistent with the other party's rights under this Agreement; and (d) this Agreement has been duly authorized and, when executed and delivered by such party, shall constitute a legal, binding obligation, enforceable against such party, according to its terms.

     8.02  Limitation on Warranties.  NexMed has not received any notice that
           -------------------------
the Product (a) is not a novel entity or (b) infringes the patent rights of others.

     8.03  Covenant of Finadiet:  During the term hereof and for a period
           ---------------------
of five (5) years thereafter, Finadiet and its Affiliates covenant that it will not directly or indirectly market, sell or distribute nor offer to market, sell or distribute, whether as principal, agent, consultant, partner, joint venture or other, any product competitive with the Product.

     8.04  Disclaimer.  Finadiet and NexMed each understands that neither party
           -----------
can guarantee the reliability of its research findings and conclusions, and therefore, except as expressly set forth in this Agreement, NEITHER PARTY HAS MADE OR MAKES ANY GUARANTEES AND EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED HEREIN. there ARE NO EXPRESS OR IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT ANY PRODUCT IDENTIFIED WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY INDEPENDENT THIRD PARTY. FURTHER, THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICES OR OF ANY OTHER KIND.

     8.05  Limitations on Rights.  Nothing in this Agreement shall be construed
           ---------------------
as:

          (a) conferring rights to use in advertising, publicity, promotional or sales literature the name of the other party without the prior written consent of the other party in each instance; or

          (b) granting, by implication, estoppel, or otherwise as a result of either this Agreement, any activities hereunder or the relationship of the parties, any license, title, ownership or other rights to the other party's Confidential Information or under patents or know-how of the other party except as necessary to accomplish the purposes of this Agreement or except as explicitly provided herein.

     Each party acknowledges that by virtue of this Agreement it acquires only such rights as set forth under the terms and conditions of this Agreement.


                               IX.  MISCELLANEOUS
                                    -------------

     9.01  Notices.   All notices required or permitted hereunder shall be
           --------
transmitted, or at least immediately affirmed, in writing by facsimile, followed by confirmation of that facsimile either by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier, addressed as follows, or to such other address as may be designated from time to time by notice given by the respective party:

     If to Finadiet:    Finadiet, S.A.C.I.F.I.
                        Attention:  Luis Cesar Forte
                        Hipolito Yrigoyen 3771
                        Buenos Aires, Argentina
                        Telephone No.:  (541) 981-1878
                        Facsimile No.:  (541) 983-0937

     If to NexMed:      NexMed International Limited
                        Attention:  Dr. James Yeager
                        Room 2208,
                        Windsor House

                        311 Gloucester Road
                        Causeway Bay, Hong Kong
                        Telephone No.:   (852)-2881-6718
                        Facsimile No.:   (852)-2895-1698

     9.02  Independence of Parties.  The status of each party under this
           ------------------------
Agreement is that of an independent contractor, and neither party has the right or authority to assume or create any obligation, accept legal process, make commitments, incur any charges or otherwise bind or act on behalf of the other or limit the other in any manner whatsoever, except as expressly stated herein. Neither this Agreement nor any act hereunder shall be construed as constituting the foundation of a partnership, association, agency, joint venture or any other entity.

     9.03  No Third-Party Beneficiaries.  No person or entity not a party to
           -----------------------------
this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any party have any obligations or liabilities to such person or entity by reason of this Agreement.

     9.04  No Waiver.  Failure by either party to enforce, or delay in
           ----------
exercising, or partial exercise of any covenants or rights or remedies under this Agreement shall not be deemed or construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other or subsequent instances.

     9.05  Entire Agreement.  This Agreement constitutes the complete and entire
           -----------------
understanding between the parties with licenses conveyed hereunder, superseding and replacing all prior oral or written agreements, communications, representations, proposals, or negotiations specifically relating to the activities hereunder and subject matter hereof. No change or addition to or variation or amendment of this Agreement, nor any cancellation or waiver of any of the terms or provisions hereof, nor any alteration or modification of any of the terms and conditions hereof, shall be effective or valid and binding on either party unless in writing and signed by a duly-authorized representative of the party against which the provision is applied.

     9.06  Headings.  Article and Section headings are inserted in this
           ---------
Agreement for convenience of reference only and no construction, meaning, interpretation or inference shall be derived from them.

     9.07  Governmental Compliance and Effect of Invalidity.  This Agreement and
           -------------------------------------------------
performance hereunder is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect, for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein, with the other provisions of this Agreement remaining in force. NexMed and Finadiet shall comply with all supranational, federal, state, and local laws, ordinances and regulations applicable to the shipment, handling, storage, testing, use, development, sale and/or disposal of any compound hereunder.

     9.08  Assignability.  This Agreement and the rights, obligations,
           -------------
privileges, and interests hereof may not be assigned by either party, except that either party may assign this Agreement and rights and interests, in whole or in part, (i) to any of its Affiliates or (ii) with the consent of the other party, which consent shall not be unreasonably withheld, to any purchaser of all or substantially all of its stock or assets or to any acquirer or successor corporation resulting from any merger or consolidation with or into such successor corporation.

     9.09  Succession.  This Agreement and the rights and obligations granted
           -----------
and undertaken hereunder shall be binding upon and inure to the benefit of the parties hereto, and their permitted assign(s), successor(s), trustee(s) or receiver(s) in bankruptcy.

     9.10  Force Majeure.  If either party shall be delayed, interrupted in or
           -------------
prevented from the performance of any obligation hereunder by reason of Force Majeure including fire, flood, other natural disasters, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such Force Majeure rights of this paragraph must notify the other party within a period of 15 days after the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible, in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six months, the party not invoking the Force Majeure rights may terminate the contract in accordance with the conditions stipulated in this Agreement.

     9.11  Counterparts.  This Agreement may be executed simultaneously in two
           ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.12  GOVERNING LAW, CHOICE OF FORUM.  THIS AGREEMENT SHALL BE DEEMED TO
           ------------------------------
HAVE BEEN EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK. THIS AGREEMENT SHALL BE DEEMED TO BE EFFECTIVE ONLY UPON THE ACCEPTANCE BY NEXMED OF THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULES OR PRINCIPALS). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO SHALL ONLY BE BROUGHT IN THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY WAIVES ANY DEFENSE OR CLAIM TO SUCH JURISDICTION WHICH

EITHER OR BOTH MAY HAVE BASED, DIRECTLY OR INDIRECTLY, ON THE GROUNDS OF FORUM NON CONVENIENS. IF ANY ACTION IS COMMENCED IN ANY OTHER JURISDICTION, THE PARTIES HERETO HEREBY CONSENT TO THE REMOVAL OF SUCH ACTION TO THE SOUTHERN DISTRICT OF NEW YORK. FINADIET HEREBY IRREVOCABLY DESIGNATES GREENBERG, TRAURIG, HOFFMAN, LIPOFF & QUINTEL, P.A., AS THE DESIGNEE, APPOINTEE AND AGENT, OF FINADIET TO RECEIVE, FOR AND ON BEHALF OF FINADIET, SERVICE OR PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE RIGHTS AND OBLIGATIONS HEREUNDER OR AND SUCH SERVICE SHALL BE DEEMED COMPLETED UPON DELIVERY THEREOF TO SUCH AGENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO FINADIET AT ITS ADDRESS SET FORTH IN SECTION 9.01, BUT THE FAILURE OF FINADIET TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. FINADIET FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO FINADIET AT ITS ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF NEXMED TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST FINADIET IN ANY OTHER JURISDICTION.

     9.14  Stamp Tax.   The Stamp tax on this Agreement, if applicable, shall be
           ---------
exclusively borne and paid by Finadiet.

     IN WITNESS WHEREOF, authorized representatives of the parties have duly executed this Agreement in duplicate.


                              NEXMED INTERNATIONAL LIMITED


                              By: /s/   Y. Joseph Mo

                                  Name:  Y. Joseph Mo

                                  Title: President and Chief Executive Officer



                              FINADIET, S.A.C.I.F.I.


                              By: /s/ Saul Breitman
                                  -----------------
                                 Name:  Mr. Saul Breitman
                                 Title: President